SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                         ______________________

                              SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                           (Amendment No. 1) *

                             Osteotech, Inc.
                            (Name of Issuer)

                       Common Stock, Par Value $.01
                      (Title of Class of Securities)

                              688582105
                             (CUSIP Number)

                            Arthur Goetchius
      300 Park Avenue, 21st Fl., New York, NY 10022 (212) 755-9395
               (Name, address and telephone number of person authorized to receive notices and communications)

                              May 31, 1996
          (Date of event which requires filing of this statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box  [ ].

          Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         PAGE 1 OF 22 PAGES

	13D
CUSIP No. 688582105
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					EGS Associates, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								54,292
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								54,292
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								54,292
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								.70%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!


					PAGE 2 OF 22 PAGES

13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					EGS Partners, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								197,149
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								197,149
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								197,149
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								2.54%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
								IA
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!



					PAGE 3 OF 22 PAGES

13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Bev Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								32,167
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								32,167
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								32,167
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								.42%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!


					PAGE 4 OF 22 PAGES

13D
CUSIP No. 688582105
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
			The Pharmaceutical/Medical Technology Fund, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								79,760
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								79,760
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								79,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								1.03%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!


					PAGE 5 OF 22 PAGES

13D
CUSIP No. 688582105
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
			Jonas Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								24,480
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								24,480
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								24,480
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								.32%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!


					PAGE 6 OF 22 PAGES

13D
CUSIP No. 688582105
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
			FK Trading Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								19,862
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								19,862
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								19,862
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								.26%
_____________________________________________________________________________
	(14)  TYPE OF REPORTING PERSON **
								PN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!


PAGE 7 OF 22 PAGES

	13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					William Ehrman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      			AF	OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								407,710
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								407,710
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								-0-
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								5.26%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!



					PAGE 8 OF 22 PAGES

13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Frederic Greenberg
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF	PF	OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								412,710
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								412,710
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								412,710
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								5.33%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!


					PAGE 9 OF 22 PAGES

13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Frederick Ketcher
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF	PF	OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								5,000
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								407,710
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								5,000
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								407,710
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								412,710
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								5.33%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

					PAGE 10 OF 22 PAGES

13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					Jonas Gerstl
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF	OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								407,710
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								407,710
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								407,710
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								5.26%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

					PAGE 11 OF 22 PAGES

13D
CUSIP No. 688582105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
					James McLaren
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
      				AF	OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
					United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
								-0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
								407,710
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
								-0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
								407,710
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
								407,710
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
								5.26%
_____________________________________________________________________________
	 (14)  TYPE OF REPORTING PERSON **
								IN
_____________________________________________________________________________
	** SEE INSTRUCTIONS BEFORE FILLING OUT!

					PAGE 12 OF 22 PAGES

     The initial Schedule 13D (the "Schedule 13D"), of (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), (ii) EGS Partners, L.L.C., a Delaware limited liability company and a registered investment adviser ("EGS Partners"), (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"), (iv) Pharmaceutical/Medical Technology Fund, L.P., a Delaware limited partnership ("Pharm Fund"), (v) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), (vi) FK Trading Partners, L.P., a Delaware limited partnership ("FK Trading"), (vii) William Ehrman, (viii) Frederic Greenberg, (ix) Frederick Ketcher, (x) Jonas Gerstl, and (xi) James McLaren, relating to the common stock, par value $.01 per share (the "Common Stock"), issued by Osteotech, Inc. (the "Company"), is hereby amended and restated by this Amendment No. 1 as follows:

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The net investment cost (including commissions, if any) of the shares of Common Stock beneficially owned by EGS Associates, EGS Partners (exclusive of shares beneficially owned by EGS Overseas), Bev Partners, Pharm Fund, Jonas Partners, and FK
Trading   is   approximately  $301,004,   $1,099,583,   $178,653,
$424,651, $134,886, and $110,035, respectively.
     The net investment cost (excluding commissions, if any) of the shares of Common Stock owned directly by a member of Mr. Greenberg's immediate family is approximately $25,000.
     The net investment cost (excluding commissions, if any) of the shares of Common Stock owned directly by Mr. Ketcher is approximately $27,175.
     Messrs. Ehrman, Gerstl and McLaren currently own no shares of Common Stock.
     The shares of Common Stock purchased by each of EGS
Associates, EGS Overseas,
Bev Partners, Pharm Fund, Jonas Partners and FK Trading were purchased with the investment capital of the respective entities and the shares of Common Stock purchased by EGS Partners were purchased with investment capital of each discretionary account under management of EGS Partners. The shares of Common Stock purchased by Messrs. Greenberg and Ketcher were purchased with personal funds.
     The shares of Common Stock beneficially owned by EGS Associates, EGS Partners (excluding EGS Overseas), EGS Overseas, Bev Partners, Pharm Fund, Jonas Partners, and FK Trading are held in their respective commingled margin accounts, or in the case of EGS Partners, in margin and non-margin accounts held by each discretionary account under its management. Such margin accounts are maintained at Bear Stearns & Co. Inc., and may from time to time have debit balances. Since other securities are held in such margin accounts, it is not possible to determine the amounts, if any, of margin used with respect to the shares of Common Stock purchased. Non-margin accounts are maintained at Bankers Trust Company and The Chase Manhattan Bank, N.A. The shares owned by Mr. Greenberg are held in an account maintained at Goldman, Sachs & Co. or are beneficially owned by a member of his immediate family. The shares owned by Mr. Ketcher are held in his various accounts maintained at Bear Stearns & Co. Inc. Currently, the interest rate charged on such various margin accounts is approximately 5.75% per annum.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          (a) The approximate aggregate percentage of shares of Common Stock reported beneficially owned by each person herein is based on 7,749,121 shares outstanding, which is the total number of shares of Common Stock outstanding as of April 30, 1996, as reflected in the company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the "Commission") for the fiscal quarter ended March 31, 1996 (which is the most recent Form 10-Q on file).


                         PAGE 13 OF 22 PAGES

          As of the close of business on June 4, 1996:

          (i) EGS Associates owns beneficially 54,292 shares of Common Stock, constituting less than 1% of the shares outstanding.
          (ii) EGS Partners owns directly no shares of Common Stock. By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended (the "Act"), EGS Partners may be deemed to own beneficially 197,149 shares purchased for discretionary accounts managed by it, other than EGS Overseas, constituting approximately 2.54% of the shares outstanding.
          (iii) Bev Partners owns beneficially 32,167 shares of Common Stock, constituting less than 1% of the shares outstanding.
          (iv) Pharm Fund owns 79,760 shares of Common Stock, constituting approximately 1.03% of the shares outstanding.
          (v) Jonas Partners owns 24,480 shares of Common Stock, constituting less than 1% of the shares outstanding.
          (vi) FK Trading owns 19,862 shares of Common Stock, constituting less than 1% of the shares outstanding.
          (vii) Mr. Greenberg owns beneficially through ownership by a member of his immediate family, 5,000 shares of Common Stock, constituting less than 1% of the shares outstanding.
          (viii) Mr. Ketcher owns directly 5,000 shares of Common Stock, constituting less than 1% of the shares outstanding.
          (ix) Messrs. Ehrman, Gerstl and McLaren own directly no shares of Common Stock.
          By reason of the provisions of Rule 13D-3 of the Act, each of the General Partners may be deemed to own the 54,292 shares beneficially owned by EGS Associates, the 197,149 shares beneficially owned by EGS Partners, the 32,167 shares beneficially owned by Bev Partners, the 79,760 shares beneficially owned by Pharm Fund, the 24,480 shares beneficially owned by Jonas Partners, and the 19,862 shares beneficially owned by FK Trading. When the shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, Pharm Fund, Jonas Partners, and FK Trading are aggregated, they total 407,710 shares of Common Stock, constituting approximately 5.26% of the shares outstanding.
          (viii) In the aggregate, the Reporting Persons beneficially own a total of 506,525 shares of Common Stock, constituting approximately 5.39% of the shares outstanding.

          (b) (i) Each of EGS Associates, EGS Partners (with respect to shares of EGS Overseas and other discretionary accounts), Bev Partners, Jonas Partners, Pharm Fund and FK Trading has the power to vote and to dispose of the shares of Common Stock beneficially owned by it, which power may be exercised by the General Partners. Each of EGS Overseas and the discretionary accounts is a party to an investment management agreement with EGS Partners pursuant to which EGS Partners has investment authority with respect to securities held in such account.
               (ii) Mr. Ketcher has the sole power to vote and dispose of the shares owned directly by him. Mr. Greenberg has shared power to vote and dispose of the shares owned by a member of his immediate family.

          (c)  The trading dates, number of shares of Common
Stock purchased or sold and price per share for all transactions in the Common Stock from the 60th day prior to May 31, 1996 until June 4, 1996 by EGS Associates, EGS Partners (excluding EGS Overseas), EGS Overseas, Pharm Fund, Bev Partners, Jonas Partners, and FK Trading, are set forth in Schedules A, B, C, D, E, F, and G, respectively, and were all effected in the over-the-counter market. During such period, Messrs. Ehrman, Greenberg, Ketcher, Gerstl, and McLaren, did not enter into any transactions in the Common Stock.

          (d) No person other than each respective record owner of shares of Common Stock referred to herein is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of such shares of Common Stock.

                         PAGE 14 OF 22 PAGES

                              SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  June 6, 1996                    /s/  William Ehrman
                                   William Ehrman, individually
                                   and as member of EGS PARTNERS,
                                   L.L.C. and as general partner
                                   of each of EGS ASSOCIATES,
                                   L.P., BEV PARTNERS, L.P., THE
                                   PHARMACEUTICAL/MEDICAL
                                   TECHNOLOGY FUND, L.P., JONAS
                                   PARTNERS, L.P., and FK TRADING
                                   PARTNERS, L.P.

                                   /s/ Frederic Greenberg
                                   Frederic Greenberg,
                                   individually and as member of
                                   EGS PARTNERS, L.L.C. and as
                                   general partner of each of
                                   EGS ASSOCIATES, L.P., BEV
                                   PARTNERS, L.P., THE
                                   PHARMACEUTICAL/MEDICAL
                                   TECHNOLOGY FUND, L.P., JONAS
                                   PARTNERS, L.P. and FK TRADING
                                   PARTNERS, L.P.

                                   /s/ Frederick Ketcher
                                   Frederick Ketcher,
                                   individually and as member of
                                   EGS PARTNERS, L.L.C. and as
                                   general partner of each of
                                   EGS ASSOCIATES, L.P., BEV
                                   PARTNERS, L.P., THE
                                   PHARMACEUTICAL/MEDICAL
                                   TECHNOLOGY FUND, L.P., JONAS
                                   PARTNERS, L.P. and FK TRADING
                                   PARTNERS, L.P.

                                   /s/ Jonas Gerstl
                                   Jonas Gerstl, individually and
                                   as member of EGS PARTNERS,
                                   L.L.C. and as general partner
                                   of each of EGS ASSOCIATES,
                                   L.P., BEV PARTNERS, L.P.,  THE
                                   PHARMACEUTICAL/MEDICAL
                                   TECHNOLOGY FUND, L.P., JONAS
                                   PARTNERS, L.P. and FK TRADING
                                   PARTNERS, L.P.

                                   /s/ James McLaren

                                   James McLaren, individually
                                   and as member of EGS PARTNERS,
                                   L.L.C. and as general partner
                                   of each of EGS ASSOCIATES,
                                   L.P., BEV PARTNERS, L.P., THE
                                   PHARMACEUTICAL/MEDICAL
                                   TECHNOLOGY FUND, L.P., JONAS
                                   PARTNERS, L.P. and FK TRADING
                                   PARTNERS, L.P.

                         PAGE 15 OF 22 PAGES

                                    Schedule A


                               EGS Associates, L.P.

                         Transactions in the Common Stock

                                                       Price Per Share
  Date of                Number of                         (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)


5/29/96                   42,372                         $5.54
5/30/96                  (10,825)                        $7.01





                                PAGE 16 OF 22 PAGES

                                    Schedule B

                                EGS Partners, L.P.

                         Transactions in the Common Stock

                                                       Price Per Share
  Date of                Number of                        (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)


4/29/96                         2,690                          $6.98
4/30/96                         2,690                          $6.63
5/13/96                          538                           $6.56
5/29/96                      137,349                           $5.54
5/30/96                       (13,597)                         $7.01
5/31/96                      (10,000)                          $7.32
6/4/96                       (10,000)                          $7.19


                                PAGE 17 OF 22 PAGES

                                    Schedule C

                              EGS Overseas Fund, Ltd.

                         Transactions in the Common Stock
                                                   Price per share
Date of                  Number of               (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)

5/30/96                         (760)                          $7.01
5/31/96                      (3,815)                           $7.32


                                PAGE 18 OF 22 PAGES

                                    Schedule D


                 The Pharmaceutical/Medical Technology Fund, L.P.

                         Transactions in the Common Stock

                                                       Price Per Share
  Date of                Number of                        (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)


4/29/96                         7,310                          $6.98
4/30/96                         7,310                          $6.63
5/13/96                         1,462                          $6.56
5/29/96                       21,830                           $5.54
5/30/96                      (15,903)                          $6.99



                                PAGE 19 OF 22 PAGES

                                    Schedule E

                                Bev Partners, L.P.

                         Transactions in the Common Stock

                                                       Price Per Share
  Date of                Number of                        (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)


5/29/96                         24,212                         $5.54
5/30/96                         (6,415)                        $7.01





                                PAGE 20 OF 22 PAGES

                                    Schedule F


                               Jonas Partners, L.P.

                         Transactions in the Common Stock

                                                       Price Per Share
  Date of                Number of                        (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)

5/29/96                          20,000                        $5.54
5/30/96                           (7,500)                      $6.99





                                PAGE 21 OF 22 PAGES

                                    Schedule G

                              FK Trading Partners, LP


                         Transactions in the Common Stock

                                                       Price Per Share
  Date of                Number of                        (including
Transaction        Shares Purchased/(Sold)         Commissions, if any)

4/30/96                   15,000                         6.63
5/2/96                   (15,000)                        6.75
5/29/96                   19,862                         5.54
5/30/96                    (5,000)                       7.57
5/31/96                    (5,000)                       7.32



                                PAGE 22 OF 22 PAGES